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                                                                   Exhibit 99.1

CONTACT:
Susan Burns
Citigate Sard Verbinnen
212-687-8080
sburns@sardverb.com

                      LEXENT NOTIFIED OF NASDAQ DELISTING

NEW YORK, JUNE 25, 2003 - Lexent Inc. (Nasdaq: LXNT), an infrastructure services provider delivering a full spectrum of design, program management and deployment services in the nation's largest metropolitan markets, announced today that Nasdaq will delist Lexent's common stock from The Nasdaq National Market effective with the open of business on Thursday June 26, 2003. As previously announced, Lexent was initially notified by Nasdaq by letter dated March 3, 2003, that Lexent no loner satisfied the independent directors and audit committee composition requirements for continued listing on The Nasdaq National Market. As Lexent has not been able to regain compliance with the independent directors and audit committee composition requirements for continued listing, the Nasdaq Listing Qualifications Panel made a determination to delist Lexent's common stock.

Lexent expects that its common stock will trade on the OTC Bulletin Board under the same symbol, "LXNT", immediately following its delisting from Nasdaq and effective with the open of business on Thursday, June 26, 2003.

ABOUT LEXENT INC.

Leveraging more than fifty years of experience, Lexent (Nasdaq: LXNT) is an infrastructure services company that designs, deploys and maintains fiber optic, electrical and life safety systems for telecommunications carriers and enterprise organizations in some of the largest national metropolitan markets. Supporting the above offerings, Lexent provides a full spectrum of project management and specialized maintenance services to utility, telecommunications, real estate, government and large enterprise customers. Lexent has offices in New York, Washington D.C., Long Island, and the states of New Jersey and Florida. For additional information on Lexent, see Lexent's web site at http://www.lexent.net.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, the matters set forth in this press release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of words such as "believes", "anticipates", "expects", "intends", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in Lexent's registration statement on Form S-1 and other SEC filings.

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